NEWS RELEASE for May 1, 2003 at 8:00AM EST

Contacts: Paul S. Weiner
                  Chief Financial Officer
                  Palomar Medical Technologies Inc
                  781-993-2411
                  ir@palmed.com

PALOMAR MEDICAL REPORTS FIRST QUARTER 2003 RESULTS
Company Records Fourth Consecutive Quarter of Profit;
Revenues Improve by 61 Percent; Product Gross Profits Improve by 194 Percent

          BURLINGTON, MA (May 1, 2003) … Palomar Medical Technologies Inc (Nasdaq:PMTI) today announced that for the first quarter ended March 31, 2003, the Company’s total revenues increased by 61 percent, its product revenues increased by 80 percent and its gross profit from product sales improved by 194 percent as compared to the first quarter of 2002. Due to growing sales of the Company’s flagship EsteLux Pulsed Light system, revenues have increased, gross margins have improved and the Company has realized net income for the fourth consecutive quarter, with a net income improvement of more than $1 million as compared to the first quarter of 2002. In addition, over the past year product gross margins have improved significantly due to a shift in product mix to lower cost platforms. The Company has also improved its cash position over the past year.

          Revenues for the quarter ended March 31, 2003, were $6.8 million, including $500,000 of funded product development revenue from the Company’s recently announced agreement with The Gillette Company (NYSE: G), up from $4.2 million in the first quarter of 2002. Gross profit from product sales increased to $3.5 million (57 percent of product revenues), up from $1.2 million (35 percent of product revenues) in the year-earlier quarter. The Company reported net income of $358,000, or $0.03 per share, for the first quarter of this year, versus a net loss of $737,000, or $0.08 loss per share, for the first quarter of last year.

          During the first quarter of 2003, the Company announced the following events:

          – Signing of an agreement with Gillette to complete development and potentially commercialize a patented home-use, light-based hair removal device for women.

          – A Director of the Company exchanged the principal balance of a $1 million note payable for 293,255 shares of the Company’s common stock, at a price of $3.41 per share with no registration rights. The price was calculated at 110 percent of the Company’s common stock’s trailing ten-day average closing price of $3.10.

          – Completion of a private placement with Craig Drill Capital, a private investment firm based in New York City, for the purchase of one million shares of the Company’s common stock, at a price of $3.41 per share with no registration rights for an aggregate subscription price of $3.41 million. The price was calculated at 110 percent of the Company’s common stock’s trailing ten-day average closing price of $3.10.

          – Launch of a new platform, the Palomar MediLux Pulsed Light System, at the American Academy of Dermatology’s (AAD) Annual Meeting in March. This system provides physicians with higher power and a higher repetition rate than the EsteLux system. The MediLux system, like the EsteLux system, has six versatile handpieces, including the LuxV, LuxB, LuxY, LuxG, LuxR and LuxRs, and can be used for the removal of hair and treatment of pigmented and vascular lesions. The MediLux system offers a new snap-on connector making it easy to switch between handpieces and provide treatments tailored to each individual.

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Palomar - Page 2

          Chief Executive Officer Joseph P. Caruso commented, “This has been an exciting and rewarding quarter for Palomar. Moreover, we believe that this is only the beginning of a new period in the evolution of Palomar Medical Technologies. We continue to enjoy high market acceptance of our new product offerings, and we believe we are maintaining our leadership position as an innovator in our markets. And thanks to our recent agreement with Gillette and our strong intellectual property portfolio, we are making great strides towards the realization of our long-term mass-market business strategy.”

          Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM EST. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations’ section of the Company’s website at www.palmed.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 6888696 and will continue through Monday, May 12, 2003. A webcast replay will also be available.

          About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Recently, Palomar and Gillette entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1996, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based hair removal procedures performed around the world every year in physician offices, clinics, spas and salons.

          For more information on Palomar and its products, visit Palomar’s website at www.palmed.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

          With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2002 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar - Page 3 Summarized financial information is as follows (Amounts in thousands, except per share data; unaudited):

	Three Months Ended March 31,
	2003	2002
Revenues:
Product revenues	$ 6,106	$ 3,386
Royalty revenues	236	856
Funded product development revenues	500	-

Total revenues	6,842	4,242

Costs and expenses:
Cost of product revenues	2,651	2,211
Cost of royalty revenues	94	343
Research and development	1,261	1,065
Selling and marketing	1,546	789
General and administrative	981	619

Total costs and expenses	6,533	5,027

Income (loss) from operations	309	(785)
Interest and other income, net	49	48

Net income (loss)	$ 358	$ (737)

Basic net income (loss) per share	$ 0.03	$ (0.08)

Diluted net income (loss) per share	$ 0.03	$ (0.08)

Basic weighted avg. no. of shs.	11,890	10,944

Diluted weighted avg. no. of shs.	13,311	10,944

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$6,940	$4,450
Current assets	15,535	12,615
Total assets	16,270	13,398
Current liabilities	6,443	8,681
Total liabilities	6,443	8,681
Total stockholders’ equity	9,827	4,718

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